UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2015 (June 12, 2015)

China Commercial Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1688, Yunli Road, Tongli

Wujiang, Jiangsu Province

People’s Republic of China

 (Address of Principal Executive Offices)

 (86-0512) 6396-0022

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Xiaofang Shen and Chunjiang Yu

On June 12, 2015, Ms. Xiaofang Shen and Mr. Chunjiang Yu notified China Commercial Credit, Inc. (the “Company”) of their resignation from the board of directors of the Company (the “Board”), effective immediately.

Appointment of Qinyan Yang and Bo Xu

Effective June 12, 2015, the Board appointed Ms. Qinyan Yang and Mr. Bo Xu to fill the vacancies created by the resignations of Ms. Shen and Mr. Yu. In addition to serving on the Board, Ms. Yang and Mr. Xu will each serve on the Board’s Audit, Nominating and Corporate Governance, and Compensation committees. Ms. Yang will serve as the chair of the Compensation Committee and Mr. Xu will serve as the chair of the Nominating and Corporate Governance Committee.

The biographical information of Ms. Yang and Mr. Xu is set forth below.

Ms. Yang, age 42, is the vice president and founder of Beijing Ruibo Culture and Entertainment, which was founded in May of 2015. From January to May of 2015, Ms. Yang served as a director on the compensation committee of China Tycoon Beverage Co., Ltd (HKEX 0209), a beverage manufacturer based in China. From September 2003 until April 2015, Ms. Yang served as General Manager at Shangyang Media Group, also known as MEC, a subsidiary of WPP plc (Nasdaq:WPPGY; LSE:WPP), a company engaged in global media agency services. Ms. Yang is a graduate of the Beijing Institute of Fashion Technology.

Ms. Yang does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Xu, age 52, has served as the chief executive officer of Dishen International Travel Agency since May 2014. From 2008 until present, Mr. Xu has also served as a director at Shanghai Jun Qian Legal Consulting Firm. From 2006 until 2008, Mr. Xu was engaged in various portfolio investment transactions. From 2003 until 2006, Mr. Xu was general manager at Xin Hongjun Investment Company and Huichan Investment Company. Mr. Xu received his master’s degree in economics at the Shanghai Academy of Social Sciences.

Mr. Xu does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Yang and Mr. Xu have each entered into independent director agreements (the “Offer Letters”) with the Company, which sets their annual compensation at $15,000 each and establishes other terms and conditions governing their service on the Company’s Board. The Offer Letters are qualified in their entirety by reference to the complete text of the agreements, which are filed hereto as Exhibits 10.1 and 10.2.

Appointment of Long Yi as Director

Mr. Long Yi, age 37, the Company’s Chief Financial Officer and Secretary, was appointed to serve as a director on the Board effective June 12, 2015. Mr. Yi has served as the Company’s Chief Financial Officer and Secretary since January 1, 2013. During that time, Mr. Yi also served as the Company’s acting Chief Executive Officer from August 21, 2014 until December 29, 2014. Prior to joining the Company, Mr. Yi was the senior financial manager at Sutor Technology Group Ltd. (Nasdaq: SUTR) from 2008 until 2012. From 2006 until 2008, Mr. Yi served as an accounting manager at Forterra Inc. in Canada. Mr. Yi received a bachelor’s degree in accounting from Northeastern University, a master’s degree in accounting and finance from University of Rotterdam, and a graduate diploma in accounting from McGill University.

Mr. Yi does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

       (d) Exhibits

Exhibit

No.	Description

10.1	Director Offer Letter, dated June 12, 2015, by and between the Company and Qinyan Yang.

10.2	Director Offer Letter, dated June 12, 2015, by and between the Company and Bo Xu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA COMMERCIAL CREDIT, INC.

Date: June 18, 2015	By:	/s/ Long Yi
	Name:	Long Yi
	Title:	Chief Financial Officer

EXHIBITS

Exhibit

No.	Description

10.1	Director Offer Letter, dated June 12, 2015, by and between the Company and Qinyan Yang.

10.2	Director Offer Letter, dated June 12, 2015, by and between the Company and Bo Xu.